                                                                     EXHIBIT 3.1

                         SEVENTH AMENDED AND RESTATED

                         ARTICLES OF INCORPORATION OF

                               ANDROMEDIA, INC.


Kent Godfrey and Scott Capdevielle each certify that:

     ONE: They are the President and Chief Executive Officer, and Secretary, respectively, of Andromedia, Inc., a California corporation (the "Corporation").

     TWO: The Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

     The name of the Corporation is Andromedia, Inc.


                                  ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III

     The Corporation is authorized to issue two classes of shares of stock which shall be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is 30,110,195 shares. The number of shares of Common Stock authorized is 20,000,000 shares, no par value. The number of shares of Preferred Stock authorized is 10,110,195 shares, no par value.

     1.   Title of Series and Number of Shares.  The first series of Preferred
          ------------------------------------
Stock shall be comprised of 248,120 shares and shall be designated Series A Preferred Stock (the "Series A Preferred").
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The second series of Preferred Stock shall be comprised of 496,790 shares and shall be designated Series B Preferred Stock (the "Series B Preferred"). The third series of Preferred Stock shall be comprised of 1,818,182 shares and shall be designated Series C Preferred Stock (the "Series C Preferred"). The fourth series of Preferred Stock shall be comprised of 3,301,420 shares and shall be designated Series D Preferred Stock (the "Series D Preferred"). The fifth series of Preferred Stock shall be comprised of 4,245,683 shares and shall be designated Series E Preferred Stock (the "Series E Preferred"). As used herein, the term "Preferred Stock" without designation shall refer to shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

     2.   Dividend Rights of Preferred Stock.  The holders of the outstanding
          ----------------------------------
shares of Preferred Stock shall be entitled, when, as and if declared by the Board of Directors of the Corporation, to noncumulative dividends out of funds legally available therefor of $0.24 per annum for each share of Series A Preferred, $0.10 per annum for each share of Series B Preferred, $0.11 per annum for each share of Series C Preferred, $0.15 per annum for each share of Series D Preferred and $0.18 per annum for each share of Series E Preferred held by them (as equitably adjusted for any stock dividends, combinations or splits with respect to such shares). The right to dividends on shares of Preferred Stock under this Section shall not be cumulative, and no right shall accrue to the holders of Preferred Stock under this Section by reason of the fact that dividends on such shares are not declared in any prior period. No dividend or distribution shall be declared or paid on any shares of Common Stock (other than dividends payable solely in Common Stock of the Corporation) unless at the same time an equivalent dividend or distribution is paid or declared and set aside for payment on the Preferred Stock (on an as-if converted to Common Stock basis). If and when dividends are paid on any shares of Preferred Stock, such dividends :shall be paid on each series of Preferred Stock ratably in proportion to the respective annual dividend rates fixed therefor.

     3.   Liquidation Preference.  In the event of any liquidation, dissolution,
          ----------------------
or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

          (a) The holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the sum of $4.78 plus declared and unpaid dividends, if any, for each share of Series A Preferred then held by them, the sum of $1.90 plus declared and unpaid dividends, if any, for each share of Series B Preferred then held by them, the sum of $2.20 plus declared and unpaid dividends, if any, for each share of Series C Preferred then held by them, the sum of $3.029 plus declared and unpaid dividends, if any, for each share of Series D Preferred then held by them and the sum of $3.533 plus declared and unpaid dividends, if any, for each share of Series E Preferred then held by them. If upon the occurrence of such event, the assets and funds available for distribution among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Corporation legally available for

                                      -2-
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distribution to the shareholders shall be distributed among the holders of
Preferred Stock in proportion to the full preferential amount each such holder of Preferred Stock is otherwise entitled to receive.

          (b) Subject to paragraph (c) below, upon the occurrence of a liquidation, dissolution or winding up, and after payment of the full preferential amounts to the holders of Preferred Stock in accordance with
Section 3(a) above, the holders of the Series C Preferred, the Series D Preferred, the Series E Preferred and Common Stock shall be entitled to share in all such remaining assets and surplus funds of the Corporation on a pro-rata basis in the same manner as if all the shares of Series C Preferred, Series D Preferred and Series E Preferred had been converted into Common Stock; provided, however, that once any holder of Series C Preferred, Series D Preferred or Series E Preferred has received an aggregate amount (including any amounts paid to such holder pursuant to Section 3(a) above) of $4.40 with respect to any share of Series C Preferred, $4.81 with respect to any share of Series D Preferred or $5.733 with respect to any share of Series E Preferred held by such holder, respectively, then any such share of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, shall have no further right to share in any remaining assets and surplus funds of the Corporation pursuant to this Section 3(b).

          (c) For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation as a result of which consolidation or merger the shareholders of the Corporation hold securities representing less than fifty percent (50%) of the voting securities of the surviving corporation (a "Merger"), or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the holders of the Preferred Stock would receive in such Merger or sale (without regard to the preferences described in
Section 3(a) and with all shares treated on an as-if converted to Common Stock basis, i.e., so that the $4.40 amount set forth below shall be deemed to be
       ----
reached depending on whether shares of Common Stock, after conversion of all shares of Preferred Stock into Common Stock, would receive such $4.40 amount) an amount in cash and/or securities equal to or greater than $4.40 per share (appropriately adjusted for stock splits, combinations and similar events). In the event that a Merger or sale is not treated as a liquidation, dissolution or winding up of the Corporation as described above, the holders of the Common Stock and Preferred Stock shall be entitled to participate in the proceeds of the Merger or sale on a pro-rata basis, with the holders of the Preferred Stock treated on an as-if converted to Common Stock basis for such purpose.

          (d) As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchase by the Corporation of shares of Common Stock issued to or held by employees, directors, independent contractors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase.

     4.   Voting Rights.
          -------------

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          (a)  General.  Except as otherwise required by law and except as
               -------
required in Section 4(b) and Section 7 hereof, each holder of Preferred Stock shall be entitled to vote on all matters and shall be entitled to such number of votes for the Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the whole number of shares of the Corporation's Common Stock into which such shares of Preferred Stock are convertible, in accordance with the terms of the Corporation's Seventh Amended and Restated Articles of Incorporation, as amended from time to time, immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

          (b)  Board of Directors.  The number of directors of the Corporation
               ------------------
shall be not greater than eight (8). So long as there remains outstanding 300,000 shares of Series C Preferred, the holders of the Series C Preferred, voting together as a separate series, shall be entitled to elect (1) one member of the Board of Directors at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors. So long as there remains outstanding 540,000 shares of Series D Preferred, the holders of the Series D Preferred, voting together as a separate series, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors.
So long as there remains outstanding 690,000 shares (appropriately adjusted for stock splits, combinations and similar events) of Series E Preferred, the holders of the Series E Preferred, voting together as a separate series, shall be entitled to elect (1) one member of the Board of Directors at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors. All remaining authorized members of the Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class, in the manner set forth in Section 4(a) hereof at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors.

     5.   Conversion.  The holders of the Preferred Stock shall have conversion
          ----------
rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.  Each share of Preferred Stock shall be
               ----------------
convertible into Common Stock, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the per share Conversion Value (as hereinafter defined) by the Conversion Price (as hereinafter defined) per share in effect for such series at the time of conversion of such series. The Conversion Values of the Preferred Stock shall be $4.78 per share of Series A Preferred, $1.90 per share of Series B Preferred, $2.20 per share of Series C Preferred, $3.029 per share of Series D Preferred and $3.533 per share of Series E Preferred. The initial Conversion Prices of the Preferred Stock shall be $1.195 per share of Series A Preferred, $1.90 per share of Series B Preferred, $2.20 per share of Series C Preferred, $2.61 per share of Series D Preferred and $3.533 per share of Series E Preferred. The initial Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as

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provided below. The number of shares of Common Stock into which a share of a series of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of each such series.

          (b)  Automatic Conversion
               --------------------

               (i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate applicable for each series of Preferred Stock immediately prior to the closing of the sale of Common Stock of the Corporation in a firm commitment underwritten public offering by a nationally recognized underwriter pursuant to an effective registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering the offering and sale of Common Stock for the account of the Corporation to the public (an "IPO") at a price per share (prior to underwriter commissions and offering expenses) of not less than $7.07 (as appropriately adjusted for stock splits, combinations and similar events) and at an aggregate offering price to the public of not less than $20,000,000 (a "Qualified IPO").

               (ii)  Time of Conversion.  In the event of the automatic
                     ------------------
conversion of any series of Preferred Stock upon a Qualified IPO as described above, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (iii) Elective Conversion.  Each share of a series of Preferred
                     -------------------
Stock also shall be automatically converted into shares of Common Stock at its then effective Conversion Rate upon the affirmative vote of the holders of at least sixty-seven percent (67%) of the shares of such series of Preferred Stock, voting as a separate series.

          (c)  Mechanics of Conversion.  Before any holder of Preferred Stock
               -----------------------
shall be entitled to convert the same into shares of Common Stock and receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however,
                                                            --------  -------
that in the event of an automatic conversion pursuant to Section 5(b), the outstanding shares of the series of Preferred Stock so converted shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of

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shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion as provided in Section 5(b), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  Fractional Shares.  In lieu of any fractional shares to which the
               -----------------
holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock, as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (e)  Adjustment to Series E Conversion Price For Certain Financial
               -------------------------------------------------------------
Milestones.
----------
               (i)   Special Definitions. For purposes of this Section 5(e) of
                     -------------------
Article III, the term "1999 Revenue Milestone" shall mean the dollar amount of gross revenues earned by the Corporation during the Corporation's fiscal year ended December 31, 1999, as determined by reference to the Corporation's audited financial statements and calculated in accordance with the line item "Total Income" in the Corporation's annual budget.

               (ii)  Adjustments Based Upon Certain Milestones.
                     -----------------------------------------

                     (A) In the event that the Corporation achieves a 1999 Revenue Milestone of $10,685,000 or above, then there shall be no adjustment made to the Series E Conversion Price pursuant to this Section 5(e).

                     (B) In the event that the Corporation achieves a 1999 Revenue Milestone of at least $8,685,000 but less than $10,685,000, then the Series E Conversion Price shall be adjusted to the amount equal to (x) $3.00 plus (y) (a) (the 1999 Revenue Milestone minus $8,685,000) divided by 2,000,000 multiplied by (b) $0.533 (such resulting number to be appropriately adjusted,
-------------
pursuant to Sections 5(f), (g) and (h) below, in the event of the occurrence of any of the events contemplated therein between the date hereof and the time that the Corporation's 1999 Revenue Milestone has been definitively determined).

                     (C) In the event the Corporation does not achieve a 1999 Revenue Milestone of at least $8,685,000, then the Series E Conversion Price shall be adjusted to equal $3.00 (such resulting number to be appropriately adjusted, pursuant to Sections 5(f), (g) and (h) below, in the

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event of the occurrence of any of the events contemplated therein between the date hereof and the time that the Corporation's 1999 Revenue Milestone has been definitively determined).

               (iii) Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 5(e) if the Corporation, on or before December 31, 1999, (A) undergoes a liquidation, dissolution, winding up, sale of substantially all of the assets of the Corporation, or a sale or merger of the Corporation such that (x) the shareholders of the Corporation prior to such sale or merger hold securities representing less than fifty percent (50%) of the voting securities of the surviving corporation and (y) the holders of shares of Series E Preferred Stock receive in such event an amount in cash and/or securities equal to $7.07 per share (appropriately adjusted for stock splits, combinations and similar events) or (B) consummates a Qualified IPO.

          (f)  Adjustments to the Series C Preferred Conversion Price, Series D
               ----------------------------------------------------------------
Conversion Price and Series E Conversion Price With Respect to Certain Diluting
-------------------------------------------------------------------------------
Issuances.
---------

               (i)    Special Definitions.  For purposes of this Section 5(f) of
                      -------------------
Article III, the following definitions apply:

                      (A) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                     (B) "Original Issue Date" shall mean the date on which the first share of Series E Preferred is issued.

                     (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities that are ultimately convertible into or exchangeable for Common Stock.

                     (D) "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to Section 5(f)(iii) of this Article III, deemed to be issued) by the Corporation after the Original Issue Date, other than:

                           (1)  shares of Common Stock issued or issuable to
officers, directors or employees of the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by a majority of the disinterested directors on the Board of Directors of the Corporation, or those independent contractors or consultants with which the Corporation shall have an agreement approved by a resolution of the Board of Directors pursuant to which such independent contractor or consultant shall perform services for the Corporation;

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

                         (2)  as a dividend or distribution on the Preferred
Stock if such dividend or distribution is distributed to the holders of Preferred Stock ratably based on the number of shares of Common Stock issuable upon conversion of the Preferred Stock at the Conversion Rate in effect on the record date for such dividend or distribution;

                         (3)  by reason of a stock split, reverse stock split,
stock dividend or other adjustment covered by Section 5(g) hereof;

                         (4)  Options or Convertible Securities issued to
financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors of the Corporation;

                         (5)  by reason of a reorganization, reclassification,
exchange, substitution or other adjustment covered by Section 5(h) hereof;

                         (6)  shares of Common Stock issued or issuable upon
conversion of the Preferred Stock;

                         (7)  which are otherwise excluded by the affirmative
vote or written consent of the holders of at least fifty percent (50%) of the shares of Series C Preferred then outstanding, with respect to issuances which would affect the Series C Conversion Price;

                         (8)  which are otherwise excluded by the affirmative
vote or written consent of the holders of at least fifty percent (50%) of the shares of Series D Preferred then outstanding, with respect to issuances which would affect the Series D Conversion Price;

                         (9)  which are otherwise excluded by the affirmative
vote or written consent of the holders of at least sixty-seven percent (67%) of the shares of Series E Preferred then outstanding, with respect to issuances which would affect the Series E Conversion Price; or

                         (10) shares of Common Stock issued or issuable upon
conversion of the Series E Preferred Stock by reason of an adjustment to the Series E Preferred Conversion Price pursuant to Section 5(e) hereof.

              (ii)   No Adjustment for Conversion Price. Any provision
                     ----------------------------------
herein to the contrary notwithstanding, no adjustment in the Conversion Price of a particular share of Series C Preferred, Series D Preferred or Series E Preferred shall be made in respect of the issuance of Additional Shares of Common if the consideration per share (determined pursuant to Section 5(f)(v) of this Article III) for the Additional Shares of Common issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series C Conversion Price, Series D Conversion Price or Series

E Conversion Price, respectively, in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common.

              (iii)  Deemed Issue of Additional Shares of Common.  In the event
                     --------------------------------------------
the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common ultimately issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common are deemed to be issued:

                     (A) no further adjustments in the applicable Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall be made upon the subsequent issue of the Options or Convertible Securities or shares of Common Stock issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                     (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the
                             --------  -------
applicable Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall affect Common Stock previously issued upon conversion of the Series C Preferred, Series D Preferred and Series E Preferred, if any);

                     (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Series C Conversion Price, Series D Conversion Price and Series E Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                          (1)  in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible

Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                         (2)  in the case of Options for Convertible Securities,
only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5(f)(v) of this Article III) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the applicable Series C Conversion Price, Series D Conversion Price or Series E Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date (prior to such adjustment), or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

               (iv) Adjustment of Conversion Price Upon Issuance of Additional
                    ----------------------------------------------------------
Shares of Common.  If the Corporation shall at any time after the Original Issue
----------------
Date issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 5(f)(iii) of this Article III, but excluding shares issued as a dividend, stock split or recombination as provided in Section 5(g) of this Article III or pursuant to a transaction for which an adjustment is provided for in Section 5(h) of this Article III), without consideration or for a consideration per share less than the applicable Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in effect on the date of and immediately prior to the date of issue, then and in such event, such Series C Conversion Price, Series D Conversion Price and Series E Conversion Price, as applicable, shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying the Conversion Price of the Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, by a fraction, (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and (b) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of Additional Shares of Common so issued. For purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be deemed to be equal to the number of shares of Common Stock outstanding at such time plus the number of shares of Common

Stock issuable upon the ultimate exercise or conversion of all Options and Convertible Securities then outstanding.

               (v)  Determination of Consideration for Options and Convertible
                    ----------------------------------------------------------
Securities. The consideration per share received by the Corporation for
----------
Additional Shares of Common deemed to have been issued pursuant to Section 5(f)(iii) of Article III, relating to Options and Convertible Securities shall be determined by dividing:

                    (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                    (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

          (g)  Adjustments for Subdivisions, Combinations or Consolidation of
               --------------------------------------------------------------
Common Stock. In the event the outstanding shares of Common Stock shall be
------------
subdivided (by stock split, stock dividend, reclassification or otherwise) into a greater number of shares of Common Stock, the Conversion Prices of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Prices of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (h)  Adjustments for Reorganization, Reclassification, Exchange and
               --------------------------------------------------------------
Substitution.  If the shares of Common Stock issuable upon conversion of any
------------
shares of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 5(g) of this
Article III), the Conversion Prices of the affected series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive upon such conversion, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that would have been issuable to the holders of Preferred Stock if their shares of Preferred Stock had been converted immediately before such change; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth herein (including the provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

          (i) No Impairment.  The Corporation will not through any
              -------------
reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation's right to amend its Articles of Incorporation with the requisite shareholder consent.

          (j) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

          (k) Reservation of Common Stock Issuable Upon Conversion.  The
              ----------------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     6.   Redemption of Series C Preferred, Series D Preferred or Series E
          ----------------------------------------------------------------
Preferred.  On or at any time after February 1, 2004 upon the election of the
---------
holders of a majority of the then outstanding shares of Series C Preferred, Series D Preferred or Series E Preferred, as the case may be (the date of such election being referred to herein as the "Redemption Date"), such holders may require the Corporation to redeem their shares to the extent legally permissible. Any such redemption of Series C Preferred,

Series D Preferred or Series E Preferred (collectively, the "Redeemable Preferred") shall be effected at the applicable "Redemption Price" which is equal to the greater of (i) $2.20 per share with respect to the Series C Preferred (as equitably adjusted for any stock dividends, combinations or splits with respect to such shares), $3.029 per share with respect to the Series D Preferred (as equitably adjusted for any stock dividends, combinations or splits with respect to such shares) and $3.533 per share with respect to the Series E Preferred (as equitably adjusted for any stock dividends, combinations or splits with respect to such shares), plus any accrued and unpaid dividends declared by the Board of Directors of the Corporation, if any or (ii) the fair market value per share of the applicable series of Redeemable Preferred on the Redemption Date as determined by mutual agreement of the majority of the holders of the applicable series of Redeemable Preferred requesting redemption and the Company, or if such holders of Redeemable Preferred and the Company are unable to so agree, at the Corporation's sole expense, by an investment banker of national reputation selected by the Corporation and a majority of the holders of the applicable series of Redeemable Preferred requesting redemption.

     Not more than thirty (30) days following the Redemption Date, a notice shall be mailed by the Corporation (the "Redemption Notice") to the holders of all series of Redeemable Preferred by means of first class mail, postage paid, addressed to the holders of record of the shares to be redeemed, at their respective addresses then appearing on the books of the Corporation. Each such notice shall specify (i) the number of shares as to which such holder has the right to request redemption, and (ii) the Redemption Price applicable to the shares. In the event no funds or insufficient funds are available to redeem all or any part of the shares of the Redeemable Preferred entitled and electing to be redeemed pursuant to this Section 6, the Redemption Notice shall specify in reasonable detail the reasons therefor and shall state that such holder may revoke his or her redemption request as to all or any portion of the shares of the Redeemable Preferred for which such holder has the right to request redemption.

     If no funds or insufficient funds are legally available to the Corporation at any time to meet the Corporation's obligations to redeem shares of Redeemable Preferred, the Corporation shall take all necessary actions at the earliest practicable date, including but not limited to, a sale of the Corporation (by merger or otherwise) or sale of all or substantially all of its assets, to make sufficient funds legally available to meet its redemption obligations under this
Section 6. In the event no funds or insufficient funds are available to redeem all shares of Redeemable Preferred entitled and electing to be redeemed pursuant to this Section 6, the Corporation shall effect such redemption by redeeming shares on a pro rata basis from the holders of the Redeemable Preferred based upon the number of shares of Redeemable Preferred then held by each holder and electing to be redeemed. If any shares of Redeemable Preferred are not redeemed after the delivery by the holder of a written request to the Corporation to effect such redemption, then the Corporation's obligation to redeem such shares shall continue until such time as sufficient funds are legally available to effect such redemption; provided, however, any holder of Redeemable Preferred
                        --------  -------
may revoke the election to redeem all or any portion of his or her shares as set forth in a written notice to the Corporation not more than thirty (30) days after the Corporation notified such holder that the Corporation could not meet its redemption obligation under this Section 6.

     Each holder who desires to have his or her shares redeemed pursuant to this
Section 6 shall so request by written notice to the Corporation within twenty-five (25) days after delivery of the Redemption Notice. The holder of any shares of Redeemable Preferred so redeemed shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered, to the place specified in the Redemption Notice, (i) the certificates representing such shares of Redeemable Preferred or affidavits of lost certificates and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free of any adverse interest.

     Upon the redemption of any share of Redeemable Preferred pursuant to this
Section 6, such share shall (provided the Redemption Price of such share has been paid or properly provided for) be deemed to cease to be outstanding, and all rights of any person other than the Corporation in such share shall be extinguished on the Redemption Date for such share (plus all rights to receive future dividends with respect to such share), except for the right to receive the Redemption Price, without interest, in accordance with the provisions of this Section 6.

     Any shares of Redeemable Preferred that are not redeemed as set forth herein shall remain outstanding with all rights, preferences, privileges and restrictions set forth herein.

     7.   Protective Covenants.
          --------------------

          (a) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than (1) a majority of the outstanding shares of each of the Series A Preferred, Series B Preferred and Series C Preferred and (2) sixty-seven percent (67%) of the outstanding shares of each of the Series D Preferred and Series E Preferred:

               (i) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or by-laws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock or any series thereof, or increase or decrease the number of shares of Common Stock or any series of Preferred Stock authorized hereby;

               (ii) authorize or issue shares of Common Stock or any class or series of stock having any preference or priority as to dividends or assets superior or on parity with any such preference or priority of each series of Preferred Stock; authorize or issue shares of stock of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of Common Stock or stock of the Corporation having any preference or priority as to dividends or assets superior to or on parity with any such preference or priority of each series of Preferred Stock; or

               (iii) reclassify any class or series of any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of Preferred Stock.

          (b) The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than (1) the majority of the outstanding shares of Series C Preferred so long as there remain outstanding 300,000 shares of Series C Preferred, (2) sixty-seven percent (67%) of the outstanding shares of the Series D Preferred so long as there remain outstanding 540,000 shares of Series D Preferred and (3) sixty-seven percent (67%) of the outstanding shares of the Series E Preferred so long as there remain outstanding 690,000 shares of Series E Preferred, each voting as a separate series:

               (i) enter into any merger, consolidation, reorganization, recapitalization or sale of assets transaction other than in the ordinary course of business;

               (ii) enter into or otherwise become a party to any agreement whereby any shareholder or shareholders of the Corporation shall transfer capital stock of the Corporation to an independent third party or a group of independent third parties pursuant to which such parties acquire capital stock of the Corporation possessing the voting power to elect a majority of the Corporation's board of directors;

               (iii) pay or declare any dividends or distributions on, or redeem, repurchase or acquire any shares of junior capital stock of the Corporation; provided, however, that this restriction shall not apply to the
             --------  -------
repurchase of shares of Common Stock from directors, consultants or employees of the Corporation or any subsidiary pursuant to agreements approved by a majority of the disinterested directors on the Board of Directors, under which the Corporation has the right to repurchase such shares upon the occurrence of certain events, including but not limited to, termination of employment or services;

               (iv) enter into any agreements, directly or indirectly, with officers, employees, shareholders or directors of the Corporation (including any employee benefit, bonus, or stock plan if such plans will provide more benefits than are currently provided), unless approved by a majority of the Corporation's disinterested directors on the Board of Directors;

               (v) enter into any agreement, contract or other financial commitment in excess of $500,000;

               (vi) dismiss or hire the Corporation's Chief Financial Officer or other equivalent senior level financial officer; or

               (vii)  approve the annual budget of the Corporation;

               (viii) (a) permit the existence of any liens on the Corporation's assets, excluding financing done in the normal course of business, (b) make any material acquisition or capital expenditure, in excess of the amount allocated for such purposes in the annual budget, or (c) incur material debt or guarantees in excess of the amount allocated for such purposes in the annual budget;

               (ix) adopt any employee benefit, bonus or stock plan, other than such plans which exist on the date hereof, if such plans will provide more benefits than are provided under current plans, unless such plans are approved by the disinterested directors on the Board of Directors of the Corporation;

               (x) dispose or acquire assets in excess of $100,000 other than in the normal course of business; or

          (c) The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than (1) the majority of the outstanding shares of Series C Preferred so long as there remain outstanding 300,000 shares of Series C Preferred, (2) sixty-six and two-thirds (66 2/3%) of the outstanding shares of the Series D Preferred so long as there remain outstanding 540,000 shares of Series D Preferred and (3) sixty-six and two-thirds (66 2/3%) of the outstanding shares of the Series E Preferred so long as there remain outstanding 690,000 shares of Series E Preferred, each voting as a separate series:

               (i)    liquidate, dissolve or file a petition for bankruptcy.


                                  ARTICLE IV

     1.   Limitation of Directors' Liability.  The liability of the directors of
          ----------------------------------
the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     2.   Indemnification of Corporate Agents.  The Corporation is authorized to
          -----------------------------------
indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

     3.   Repeal or Modification.  Any repeal or modification of this Article IV
          ----------------------
or any provision hereof shall not adversely affect any right of indemnification or limitation of liability of an agent of the Corporation relating to acts or omissions occurring prior to such repeal or modification.


     THREE: The foregoing amendment and restatement has been duly approved by the Board of Directors of said corporation.

     FOUR:   The foregoing amendment and restatement has been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 5,862,730. The total number of outstanding shares of Preferred Stock of the Corporation is 5,673,599, 248,120 of which is Series A Preferred, 496,790 of which is Series B Preferred, 1,627,269 of which is Series C Preferred and 3,301,420 of which is Series D Preferred. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock voting as a separate class, more than fifty percent (50%) of the outstanding Series A Preferred, Series B Preferred and Series C Preferred, and more than sixty-six and two-thirds percent (66 2/3%) of the outstanding Series D Preferred, each such series of Preferred Stock voting as a separate series.

               [Remainder of this Page Intentionally Left Blank]

     The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Date: March 9, 1999

                                    /s/ Kent Godfrey
                                    __________________________________________
                                    Kent Godfrey
                                    President and Chief Executive Officer


                                    /s/ Scott Capdevielle
                                    ___________________________________________
                                    Scott Capdevielle
                                    Secretary